EXHIBIT 13.3

RECEIVABLES TRUSTEE’S OFFICER’S CERTIFICATE

GRACECHURCH RECEIVABLES TRUSTEE LIMITED
CERTIFICATE OF COMPLIANCE

The undersigned officer of Gracechurch Receivables Trustee Limited, a private limited liability company incorporated under the laws of Jersey, Channel Islands (the “Receivables Trustee”), hereby certifies on behalf of the Receivables Trustee and on his own behalf for purposes of the Investor Certificate, as follows:

1.	I am a duly appointed, qualified and acting Director of the Receivables Trustee;

2.	I am duly authorized to execute and deliver this Officer’s Certificate on behalf of the Receivables Trustee; and

3.	To the best of my knowledge, the Receivables Trustee has complied with all conditions and covenants under the Relevant Documents for the issue of the Investor Certificate for the period between January 1, 2004 and December 31, 2004.

Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Registration Statement related to the above-referenced issue of Investor Certificate.

IN WITNESS WHEREOF, I have signed my name this 30th day of June, 2005.

By:	/s/ Paul Gerard Turner
Name: Paul Gerard Turner
Title: Director